QUARLES & BRADY LLP
411 East Wisconsin Avenue,  Suite 2040
Milwaukee, Wisconsin  53202-4497
Tel:  (414) 277-5000
Fax:  (414) 271-3552
www.quarles.com

December 16, 2008

Delta Oil & Gas, Inc.
2600 144 4th Avenue S.W.
Calgary, Alberta, Canada T2P3N4

RE:      Registration Statements on Form S-4 Covering Registration of Common Stock

Gentlemen and Ladies:

We have acted as counsel to Delta Oil & Gas, Inc., a Colorado corporation (the “Company”), in connection with the issuance and registration by the Company of 24,336,392 shares of common stock (the “Shares”) proposed to be issued in exchange for the common shares of The Stallion Group, a Nevada corporation, as more fully described in the Registration Statement on Form S-4 previously filed with the Securities and Exchange Commission (File No. 333-153880).

In such capacity, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Certificate of Incorporation of the Company, as amended to date, the Bylaws of the Company, as amended to date, the Registration Statement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing and in reliance thereon and subject to the assumptions, qualifications and limitations set forth herein, we advise you that in our opinion the Shares have been duly authorized and, when issued in accordance with the terms of the Registration Statement, will be legally issued, fully paid and non-assessable by the Company.

This opinion is given only as of the date hereof.  This opinion is being furnished in connection with the issuance and registration of the Shares in connection with the tender offer described in the registration statement and is not to be used, quoted or otherwise referred to for any other purpose without our prior written consent.

We hereby consent to the reference to our firm in the Registration Statement and to the filing of a copy of this opinion as Exhibit No. 5.1 thereto.

Very truly yours,

/s/  Quarles & Brady LLP
Quarles & Brady LLP